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                                                                      EXHIBIT 11

COMPUTATION OF PER SHARE EARNINGS

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                                                       Quarter Ended March 31,
                                                  ---------------------------------
                                                      2002              2001
                                                  --------------   ----------------
Diluted net loss per share:
   Net loss to common shareholders                 $   (581,000)    $  (4,791,000)

   Average number of shares outstanding              10,269,665        10,507,313
   Net effect of dilutive stock options
       based on treasury stock method                    22,500                 -
   Net effect of dilutive put option agreements
       based on the reverse treasury method             243,413                 -
                                                  --------------   ----------------
   Total average shares                              10,535,578        10,507,313
                                                  ==============   ================

   Diluted net loss per share                      $      (0.06)    $       (0.46)
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